CONTACT:
John A. Curran
610-480-8000
john.curran@infrasourceinc.com
Mahmoud Siddig
212-889-4350
mahmoud.siddig@taylor-rafferty.com
INFRASOURCE SERVICES, INC. ANNOUNCES APPOINTMENT OF NEW CHAIRMAN OF THE BOARD AND LEAD INDEPENDENT DIRECTOR
MEDIA, PA — October 12, 2006 — InfraSource Services, Inc. (NYSE: IFS), one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States, today announced that its Board of Directors has appointed David R. Helwig, its President and Chief Executive Officer, as the Chairman of the InfraSource Board of Directors, and that J. Michal Conaway has been appointed as Lead Independent Director.
Mr. Helwig succeeds Ian Schapiro who has been serving as Interim Chairman since June 2005. Mr. Conaway, who will continue to serve as the Chair of the Company’s Audit Committee, is the first director of InfraSource named to the position of Lead Independent Director.
Mr. Schapiro and Michael P. Harmon also announced their resignation from the Board of Directors effective October 31, 2006. Messrs. Schapiro and Harmon are affiliated with funds managed by GFI Energy Ventures LLC and Oaktree Capital Management, LLC.
Mr. Helwig commented: “On behalf of everyone at InfraSource, I want to thank Ian and Mike for their dedication and service to the Company and for ensuring a smooth transition following the recently completed secondary offering in which the GFI and OCM funds sold almost all of their remaining shares in the Company. While we will miss their continued involvement on our Board, I am extremely pleased by the recent additions of Terry Winter and Fred Buckman as Directors and the designation of Michal Conaway as Lead Independent Director. I believe that we are well positioned for effective oversight and governance. I look forward to the continuation of effective interactions with our Board.”
“It has been a pleasure and a privilege to have served on the InfraSource Board for the past three years, and most recently as Interim Chairman of the Board,” remarked Mr. Schapiro. “I am most grateful for the opportunity to have worked on behalf of the Company and all its shareholders. I believe the Board and the Company are in very good hands under the capable leadership of Dave Helwig as Chairman and Michal Conaway as Lead Independent Director, and I wish the Company continued success.”

About InfraSource
InfraSource Services, Inc. is one of the largest specialty contractors servicing electric, natural gas and telecommunications infrastructure in the United States. InfraSource designs, builds, and maintains transmission and distribution networks for utilities, power producers, and industrial customers. Further information can be found at www.infrasourceinc.com.
###